UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 5, 2019
Date of Report (date of earliest event reported)

iPic Entertainment Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38380	82-3129582
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mizner Park, 433 Plaza Real, Ste. 335,

Boca Raton, Florida 33432
(Address of principal executive offices)

(561) 886-3232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Class A Common Stock, par value $0.0001 per share	IPIC	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 1.03 of this Current Report on Form 8-K regarding the DIP Credit Agreement (as defined below) is incorporated herein by reference.

Item 1.03 Bankruptcy or Receivership.

On August 5, 2019 (the “Petition Date”), iPic Entertainment Inc. (“iPic” or the “Company”) and certain of its wholly-owned subsidiaries (together with iPic, the “Debtors”) filed voluntary petitions (collectively, the “Bankruptcy Petitions”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”), for which joint administration has been sought (the “Chapter 11 Cases”), under the caption In re: iPic-Gold Class Entertainment, LLC, et al Case No. 19-11737. Each Debtor will continue to operate its business as a “debtor in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Court. The Debtors expect to continue their operations during the pendency of the Chapter 11 Cases, pending the sale of their assets in one or more going concern sales pursuant to a competitive bidding and auction process. To maintain and continue operations during the Chapter 11 Cases, the Debtors have filed a variety of “first day” motions seeking approval from the Court for various forms of customary relief.

To ensure access to sufficient liquidity throughout their Chapter 11 Cases, the Debtors filed a motion seeking authority to execute, enter into and perform under a debtor-in-possession financing facility (the “DIP Facility”) on the terms set forth in that certain Debtor-In-Possession Loan and Security Agreement (“DIP Credit Agreement”), by and among the Teachers’ Retirement System of Alabama (“TRSA”), the Employees’ Retirement System of Alabama, (“ERSA,” together with TRSA, “RSA”), as lenders, and the Debtors, as borrower, a form of which DIP Credit Agreement was filed with the Court on the Petition Date. The DIP Credit Agreement provides for new revolving loans in an amount up to $16 million. The proceeds of the DIP Facility will be used to pay (a) postpetition operating expenses and other working capital requirements of the Debtors, (b) costs and expenses incurred in administering the bankruptcy cases; and (c) interest and fees (including professional fees and expenses) due under the DIP Facility.

The DIP Facility and the loans thereunder will become available upon the satisfaction of customary conditions precedent thereto, including the entry of an order of the Court approving the DIP Facility.

The maturity date of the loans to be made under the DIP Facility is the earliest to occur of: (i) the expiration of ninety (90) days after the Petition Date, (ii) the date upon which RSA elects to terminate availability of the DIP Facility and accelerate the obligations thereunder following the occurrence and continuance of an event of default, and (iii) the date that a sale pursuant to Section 363 of the Bankruptcy Code shall be consummated pursuant to a sale order to the winning bidder, or such later date as to which RSA may expressly agree in writing in its sole discretion. The outstanding principal on the loans under the DIP Facility will bear interest at a rate of 10.5% per annum, payable monthly, and a 2.0% commitment fee will be payable upon entry of an interim order approving the DIP Facility. The DIP Facility is subject to certain customary affirmative and negative covenants and events of default as set forth in the DIP Credit Agreement.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the obligations of the Debtors under (i) The Second Amended and Restated Master Loan and Security Agreement dated February 1, 2018, as amended (the “Prepetition Loan Agreement”) with RSA, and (ii) substantially all of the real estate leases for iPic’s theaters. As of the Petition Date, the Debtors owed approximately $205 million under the Prepetition Loan Agreement and it owes various vendors, suppliers, and other unsecured trade creditors approximately $13 million to $15 million. The Prepetition Loan Agreement provides that as a result of the filing of the Bankruptcy Petitions, the principal and accrued interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations are automatically stayed as a result of the filing of the Bankruptcy Petitions, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

On August 5, 2019, iPic issued a press release announcing the filing of the Bankruptcy Petition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

* * *

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated August 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

iPic Entertainment Inc.

Date: August 5, 2019	/s/ Andre Loehrer
Andre Loehrer
Interim Chief Financial Officer and Controller

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